Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (File 333- _______) of GT Biopharma, Inc. of our report dated March 2, 2026, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements of GT Biopharma, Inc. as of and for the years ended December 31, 2025 and 2024, which appear in GT Biopharma, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 2, 2026. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and related Prospectus.

/s/ Weinberg & Company, P.A.
April 30, 2026
Los Angeles, California